                           EXHIBIT I


      25 Research Drive, Westborough, Massachusetts 01582
      ===================================================




           January 10, 1997





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

  Re:      New England Electric System
    New England Power Company
    Massachusetts Electric Company
    Commission File No. 70-8675

Dear Ladies and Gentlemen:

  Form U-1 and amendments thereto filed in the above proceeding were permitted to become effective by the Commission's
Order dated December 27, 1995. As counsel for the above named companies, we have reviewed the following actions taken subsequent to our opinions dated December 26, 1995, December 28, 1995, April 9, 1996, and July 25, 1996, to carry out the following transactions described in the statement:

  On December 31, 1996, New England Power Company assumed the existing lease for two generating units previously leased by Nantucket Electric
  Company.

  We have reviewed the above mentioned opinions, which were filed by amendment as Exhibits F, F-1, and I, respectively, to the statement on Form U-1 in the above proceeding, and we hereby confirm the various opinions and statements contained therein. It is our opinion that:

  (a) the foregoing transactions have been carried out in accordance with the Application/Declaration;

  (b) all State laws applicable to such transactions have been complied with; and

  (c) the consummation of the transactions does not violate the legal rights of the holders of any securities issued by New England Electric System or any associate company.


           Very truly yours,

           s/Robert King Wulff

           Robert King Wulff
           Corporation Counsel

           s/Kirk L. Ramsauer

           Kirk L. Ramsauer
           Associate General Counsel